EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-165770, 333-172418, and 333-180666) pertaining to the 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan of MaxLinear, Inc. of our reports dated February 6, 2013, with respect to the consolidated financial statements and schedule of MaxLinear, Inc., and the effectiveness of internal control over financial reporting of MaxLinear, Inc., included in this Annual Report (Form 10-K) of MaxLinear, Inc. for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Orange County, California

February 6, 2013